Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: Etsy, Inc. (ticker: “ETSY”) Underlying: March 18, 2025 Pricing date: Monthly Valuation dates: April 23, 2026 Maturity date: At least 8.00% per annum*, paid monthly only if the closing value of the underlying is greater than or equal to its coupon barrier value on the related valuation date. You are not assured of receiving any contingent coupon. Contingent coupon: 70% of the initial underlying value Coupon barrier value: 70% of the initial underlying value Final buffer value: If on any potential autocall date the closing value of the underlying is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the stated principal amount plus the related contingent coupon Automatic early redemption: Monthly on valuation dates beginning after six months Potential autocall dates: The stated principal amount divided by the initial underlying value Equity ratio: 173070HR7 / US173070HR77 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the final valuation date Final underlying value: 30% Buffer percentage: $300.00 in cash per security (equal to the stated principal amount multiplied by the buffer percentage) Cash buffer: • If the final underlying value is greater than or equal to the final buffer value : $1,000 • If the final underlying value is less than the final buffer value: a fixed number of underlying shares equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value) + the cash buffer If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will receive underlying shares (or, in our sole discretion, cash) and a cash buffer at maturity that together will be worth less than the stated principal amount of your securities. Payment at maturity (if not autocalled ): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated February 26, 2025 Pricing Supplement: *The actual contingent coupon rate will be determined on the pricing date. **Assumes that the valuation date is also a potential autocall date and that the securities have not been previously redeemed. The hypotheticals assume that the contingent coupon will be set at the lowest value indicated in this offering summary. *** Assumes that the closing value of the underlying on the maturity date is the same as the final underlying value . Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 13 Month Autocallable Contingent Coupon Securities linked to ETSY Hypothetical Payment per Security for a Valuation Date Prior to the Final Valuation Date** Hypothetical Payment at Maturity (Including Cash Value of any Underlying Shares Received at Maturity***) Hypothetical Percentage Change from Initial Underlying Value to Final Underlying Value $1,000.00 100.00% $1,000.00 75.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 0.00% $1,000.00 - 10.00% $1,000.00 - 20.00% $1,000.00 - 30.00% $999.90 - 30.01% $800.00 - 50.00% $550.00 - 75.00% $300.00 - 100.00% Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Automatic Early Redemption Hypothetical Payment for Such Valuation Date Hypothetical Percentage Change from Initial Underlying Value to Closing Value on a Valuation Date Prior to the Final Valuation Date Redeemed $1,006.667 100.00% Redeemed $1,006.667 50.00% Redeemed $1,006.667 25.00% Redeemed $1,006.667 0.00% Securities not redeemed $6.667 - 10.00% Securities not redeemed $6.667 - 20.00% Securities not redeemed $6.667 - 30.00% Securities not redeemed $0.00 - 30.01% Securities not redeemed $0.00 - 50.00% Securities not redeemed $0.00 - 75.00% Securities not redeemed $0.00 - 100.00% Hypothetical Payment at Maturity per Security

Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will not be repaid the stated principal amount of your securities at maturity but, instead, will receive a number of underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) and a cash buffer that together will be worth less than the stated principal amount. • You will not receive any contingent coupon following any valuation date on which the closing value of the underlying on that valuation date is less than its coupon barrier. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the underlying performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • You will not receive dividends or have any other rights with respect to the underlying unless and until you receive underlying shares at maturity. • Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. • The securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares. • If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.